Exhibit 10.7

Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after February 21, 2020.

CONVERTIBLE SECURED DEBENTURE

CDN $100,000.00

For Value Received, the undersigned Corporation, under the terms of this Debenture hereby unconditionally promises to pay, on or prior to the Maturity Date (as defined below), to the order of the Investor, by wire transfer to such account as Investor shall provide notice to Corporation or by check, in lawful money of Canada and in immediately available funds, the principal amount borrowed and outstanding hereunder at any time not to exceed the amount of the Debenture (the “Principal”) and interest on the Principal at a rate of 12% per year compounded annually (the “Interest”), both payable in the manner set forth below. The Principal has been advanced by the Investor to Corporation pursuant to the Debenture Purchase Agreement dated effective February 21, 2020 (the “Agreement”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Agreement.

1.	Repayment and Prepayment. The outstanding Principal shall be payable in full no later than February 20, 2022 (the “Maturity Date”), subject to the right of the Corporation to accelerate at any time after (a) January 1, 2021, on not less than 30 days’ prior written notice to the Investor.

2.	Interest. Interest on the Principal is calculated from the Issue Date (defined below) and is calculated on the portion of the Principal that remains unpaid, both before and after maturity, default or judgment, until fully paid, on the basis of the actual number of days for which the Principal is outstanding computed on the basis of a year of 365 days, or 366 days in the case of a leap year. Notwithstanding any provisions of this Debenture, in no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by the Corporation under this Debenture exceed the effective annual rate of interest on the “credit advanced” (as defined in section 347 of the Criminal Code (Canada)) under this Debenture lawfully permitted by that section and, if any payment, collection or demand pursuant to this Debenture in respect of “interest” (as defined in section 347 of the Criminal Code (Canada)) is determined to be contrary to the provisions of that section, the amount of such payment or collection shall be reduced to the highest amount permitted under the Criminal Code (Canada).

4.	Conversion. The Debentures will be convertible at the holder’s option into units (“Units”) of the Company at a conversion price of CDN$0.15 per Unit. Each Unit will be comprised of one (1) common share (a “Common Share”) in the Company and one (1) Common Share purchase warrant (each while Common Share purchase warrant, a “Warrant”). Each Warrant will be exercisable to purchase a Page 2 of 2 of the Secured Debenture Agreement Common Share at a price of CDN$0.20 for a period of three (3) years from the date of issuance.

5.	Secured Debenture. The full amount of this Debenture is secured by the collateral identified and described as security therefor in the Security Agreement attached to the Agreement as Exhibit “B”

6.	Default. Corporation’s failure to pay timely any of the Principal and Interest due under this Debenture pursuant to the terms hereof shall constitute an Event of Default as defined in the Agreement.

7.	Waiver. Except as provided for herein, Corporation waives presentment, notice of dishonor, protest or notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon and diligence in taking any action to collect any sums owing under this Debenture or in any proceeding against any of the rights or interests in or to the properties or assets securing payment of this Debenture.

8.	Successors. The provisions of this Debenture shall inure to the benefit of and be binding on any successor or Investor. This Debenture cannot be assigned by any party hereto.

ISSUE DATE: February 21, 2020 (“Issue Date”).

Permex Petroleum Corporation

By:
Name:	Mehran Ehsan
Title:	Chief Executive Officer

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